Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use and incorporation by reference in this Registration Statement on Form N-14 of our report dated February 16, 2017, relating to the financial statements and financial highlights, which appears in Sentinel Variable Products Balanced Fund, Sentinel Variable Products Bond Fund, Sentinel Variable Products Common Stock Fund and Sentinel Variable Products Small Company Fund’s Annual Report on Form N-CSR for the year ended December 31, 2016, and which appears in the Registration Statement. We also consent to the references to us under the headings “Other Service Providers”, “Financial Statements and Experts”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 5, 2017